Exhibit 10.2

June 30, 2017

Via Email

CSVC Acquisition Corp.
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 29th Floor
New York, New York 10019
Attn:     Benjamin M. Polk
Brian J. Gorczynski

Ladies and Gentlemen:

We refer you to the Purchase Agreement dated as of February 27, 2017, by and among Chicago Bridge & Iron Company N.V., an entity registered in the Netherlands, The Shaw Group Inc., a Louisiana corporation (“Shaw”), CBI Peruana SAC, a sociedad anónima cerrada existing under the laws of Peru (“Peruvian Seller”) and Horton CBI, Limited, a corporation existing under the federal laws of Canada (“Canadian Seller”) (together with Shaw and Peruvian Seller, “Seller”), and CSVC Acquisition Corp., a Delaware corporation (“Buyer”) (such agreement, as amended from time to time, the “Agreement”). Seller and Buyer hereby agree to the terms of this side letter agreement (this “Side Letter”), which shall be deemed to be an amendment to the Agreement as provided below. Capitalized terms used in this Side Letter and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

1.Amendments.
(a)    The list of Schedules and Exhibits is amended and restated in its entirety as attached as Exhibit A hereto.
(b)    Section 2.2(k) is amended and restated in its entirety as follows:
(k)    The Seller Group shall have entered into a Master Amendment Agreement in substantially the form attached as Exhibit G (or otherwise incorporated the applicable terms thereof into the applicable Continuing Intercompany Agreements), except as Buyer and Seller may otherwise agree in writing prior to Closing (the “Master Amendment Agreement”).
(c)    Section 2.3(j) is amended and restated in its entirety as follows:
(j)    The Business Group shall have entered into the Master Amendment Agreement.
(d)    Section 2.3(g) is amended and restated in its entirety as follows:

(e)    Evidence reasonably satisfactory to Seller of the irrevocable release (“Company Supported Releases”) of the relevant members of the Seller Group, as applicable, from all Company Supported Arrangements (including any Terminating Intercompany Arrangements), other than the Company Surviving Supported Arrangements and other than the Company Supported Arrangements set forth in Schedule 4.5(c), items 7 (Pluspetrol), 11 (Wild Life Heritage), 19 (Albuquerque), 22 (Greenwood Village) and 27 (New York) (the delivery of which release shall be the subject of Section 3.26) and item 12 (Port Authority) (for which no release is required), to which each of them is a party, or by which any of their assets (other than assets of the Business) are pledged or bound as of the Closing Date, shall have been received, and any liens thereunder shall have been released.
(f)    Section 2.4(b)(viii) is amended by renumbering it Section 2.4(a)(xi), and the Schedule referenced therein is amended by renaming it Schedule 2.4(a)(xi).
(g)    The third proviso in Section 3.7(a) is amended and restated as follows:
provided, further, that Buyer shall have fifteen (15) days to cease use of the Specified Names in email addresses and shall have thirty (30) days to cease use of the Specified Names on Seller Materials.
(h)    The proviso in Section 3.7(h) is amended and restated as follows:
provided that Buyer shall ensure that within thirty (30) days after the Closing Date, all Seller Materials have been modified so that they will not contain any references to Seller or the Specified Names (or use Seller or its Affiliates’ marks, names, trade dress, logos, and other identifiers of the same).
(i)    Section 3.8 is amended by adding the following at the end of such Section:
For the avoidance of doubt, each Party’s obligations under this Section 3.8 to provide access to its books and records shall include the obligation to use its commercially reasonable efforts to timely obtain, or cooperate with the other Party in its efforts to timely obtain, any authorizations, permits, consents, approvals, licenses, franchises or privileges issued under the authority of a Governmental Body, including information transfer licenses, as may be required to provide the other Party access to such books and records (at the contesting or defending Party’s expense except as otherwise may be indemnified hereunder). For the avoidance of doubt, the foregoing obligations shall not require any Party to violate any applicable Law or Order, or cause the forfeiture of the attorney-client or other privilege.
(j)    Section 3.9(b) is amended by replacing the reference to Schedule 3.9 therein with a reference to Schedule 3.9(b).
(k)    Section 3.14(d) is amended and restated in its entirety as follows:

(d)    Except as otherwise agreed between Buyer and Seller, from the date hereof to the Closing Date, on a monthly basis and to the extent required to support Buyer’s good faith calculation of bonding requirements (e.g. the cost to complete each such project) with respect to Company Surviving Supported Arrangements, Seller will provide Status Reports; provided, Seller shall deliver, or cause to be delivered, at least five (5) days prior to the Closing Date an affidavit or certification to Buyer executed by an authorized signatory of Seller, which shall permit reliance by the issuers of the bonds to be issued in respect of the Company Surviving Supported Arrangements of the Status Report as of April 30, 2017 (the “Base Status Report”). Within fifteen (15) days after the Closing Date, Buyer shall deliver, or cause to be delivered, a final Status Report as of the Closing Date, together with an affidavit or certification to Seller executed by an authorized signatory of Buyer, which shall permit reliance by the issuers of the bonds issued at the Closing Date in respect of the Company Surviving Supported Arrangements of the calculations therein. In the event such final Status Report reflects remaining backlog and/or cost to completion in excess of that reflected in the Base Status Report, then Buyer shall promptly obtain the applicable Buyer Credit Support to cover the amount of such excess. In the event the Base Status Report reflects remaining backlog and/or cost to completion in excess of that reflected in the final Status Report, then Buyer shall be permitted to cancel or otherwise terminate any applicable Buyer Credit Support covering the amount of such excess.
(l)    Section 3.16(a) is amended and restated in its entirety as follows:
At and following the Closing, Parent shall and/or shall cause its applicable Affiliates to keep in place and maintain outstanding any Company Surviving Supported Arrangement for then-current term and scope of work of the Contract (excluding renewals and/or extension thereof in accordance with any “evergreen” or similar automatic renewal or extension provision in any such Contract, change orders, amendments or otherwise, other than normal course scope changes that do not, individually or in the aggregate, increase overall Contract project cost to complete by more than 10%, based on such Contract project cost to complete as of the Closing Date) (“Supported Contract”) for which any such Company Surviving Supported Arrangement relates; provided, that Parent or its Affiliates may be released prior to the termination of the applicable Supported Contract if the Counterparty to such Contract agrees in writing (i) that it would not require any financial security (other than an uncollateralized contractual guarantee of Buyer or a Buyer Subsidiary) or other form of collateral (including, a letter of credit, performance or surety bond, cash deposit or otherwise) from or supported by Buyer or any Affiliate of Buyer and (ii) that the release of such Company Surviving Supported Arrangement will not result in a termination or breach of such Supported Contract and will not result in an adverse impact to Buyer or its applicable Affiliates under such contract (including the level of spend by such counterparty and including the likelihood of renewal under an “evergreen” or similar renewing contract). Buyer will reasonably cooperate with Parent's efforts to obtain a release upon the terms set forth in the prior sentence, provided Seller shall not take any actions in connection herewith (nor request that Buyer take any action) that would result in an adverse effect under any such Supported Contract. At and following Closing, and Buyer shall and shall cause the applicable Companies and the applicable Subsidiaries (A) to indemnify Parent and its Affiliates from and against any and all Damages actually incurred by any of them relating to any payment obligation under any Company Surviving Supported Arrangements that are outstanding at Closing and under the Company Supported Arrangement set forth in Schedule 4.5(c), items 7 (Pluspetrol), 11 (Wild Life Heritage), 19 (Albuquerque), 22 (Greenwood Village) and 27 (New York) (other than to the extent any such Damages are the result of any act of or failure to act by Seller or any of its Affiliates (including the Companies and the Subsidiaries) or resulting from a condition that arose prior to Closing, (B) not to (x) amend or modify the terms of any Company Surviving Supported Arrangement if such amendment or modification would reasonably be expected to materially increase the likelihood that the applicable Company Surviving Supported Arrangement would be drawn, paid, or called upon). Notwithstanding the foregoing, Buyer shall use its commercially reasonable efforts to obtain a release of the Seller Group of the Company Surviving Supported Arrangement set forth on Schedule 3.16(a)(i) in the form set forth in Schedule 3.16(a)(ii) and deliver a replacement surety bond in the amount of $12,730,549 to the same addressee as such Company Surviving Supported Arrangement promptly as practicable after Closing, but in any event within five (5) Business Days thereafter. Buyer and Seller shall cause such replaced surety bond of the Seller Group to be promptly returned to the applicable surety provider.
(m)    Section 3.16(b) is amended and restated in its entirety as follows:
(b)    Notwithstanding the foregoing in clause (a) above, Buyer and Seller shall use commercially reasonable efforts to obtain at or prior to Closing a release of the Seller Group of Company Supported Arrangements consisting of letters of credit as of the Closing Date, and Buyer shall use commercially reasonable efforts to cause to be delivered at Closing a replacement letter of credit in the same amount as such letter of credit replaced. In the event such a release and replacement letter of credit cannot be provided as of Closing, Buyer shall cause to be delivered to Seller (or its designee) at Closing a backstop letter of credit in the same amount of such letter of credit not so replaced (other than with respect to the letters of credit set forth on Schedule 3.16(b)) and shall promptly obtain such release and deliver a replacement letter of credit as promptly as practicable after Closing, but in any event within (i) 5 days after Closing with respect to those letters of credit set forth on Schedule 3.16(b) and (ii) promptly after Closing for all other such letters of credit. Buyer and Seller shall cause each replaced letter of credit of the Seller Group to be promptly returned to the applicable issuing bank.
(n)    Section 3.16(h) is amended and restated in its entirety as follows:
(h)    Buyer shall pay Seller monthly, promptly upon receipt of invoice therefor but in no event later than 15 days after date of invoice, (i) surety bond fees with respect to Company Surviving Support Obligations consisting of surety bonds outstanding during such month in an amount equal to the product of (A) the aggregate average face amount of such surety bonds during such month, multiplied by (B) the monthly market rate paid by Buyer for surety bonds issued in connection with the Business as certified by AON plc and (ii) all fees paid by the Seller Group with respect to Company Surviving Support Obligations consisting of letters of credit that have not been replaced in accordance with Section 3.16(b). Such fees shall be payable by wire or ACH.
(o)    Section 3.16(d) is amended to add the following sentence at the end of such section, “except the Company Supported Arrangement set forth on Schedule 4.5(c), items 7 (Pluspetrol), 11 (Wild Life Heritage), 19 (Albuquerque), 22 (Greenwood Village) and 27 (New York), the delivery of which shall be the subject of Section 3.26(b), and item 12 (Port Authority), for which no release shall be required.”
(p)    Section 3.16 is amended to add the following clause (j):
(j)    Notwithstanding the foregoing in clause (a) above,
(i) Seller shall cause to be assigned or otherwise transferred to the Seller Group at or prior to Closing those Company Supported Arrangements consisting of license bonds listed on Part A of Schedule 3.16(j), and, at and following Closing, such license bonds shall be deemed to be Retained Liabilities (as if set forth in Schedule 6.2(d)),
(ii) Seller shall cause to be assigned or otherwise transferred to Buyer at or prior to Closing those Company Supported Arrangements consisting of license bonds listed on Part B of Schedule 3.16(j),
(iii) Buyer shall (A) cause to be issued within 5 Business Days of Closing a replacement license bond in the same amount and to the same addressee as each license bond listed on Part C of Schedule 3.16(j) (which replacement bond shall by its terms be callable prior to the corresponding license bond of Seller), and (B) use its commercially reasonable efforts to cause within 5 Business Days of the issuance of the replacement bonds required by clause (A), a notice of cancellation of the license bond of Seller being replaced to be issued to each beneficiary thereof.
(iv) Buyer shall cause to be issued within 5 Business Days of Closing a replacement license bond in the same amount and to the same addressee as each license bond listed on Part D of Schedule 3.16(j) (which replacement bond shall by its terms be callable prior to the corresponding license bond of Seller), but shall not obtain the cancellation/release of such license bonds, provided, at and following Closing, such license bonds shall not be an obligation of any of the Seller Group in respect of any of the Business Group’s liabilities or obligations.
(q)    Section 3.18(a) is amended by replacing all references to Exhibit D therein with references to Exhibit C.
(r)    Section 3.21 is amended to add the following clause (c):
(c)    Seller agrees that, notwithstanding the satisfaction of the condition set forth in Section 2.2(i), it shall after the Closing Date complete the Adjustment in accordance with the terms and conditions of this Agreement to the extent the Adjustment was not so completed prior to Closing.
(s)    Section 3.26 is amended and restated in its entirety as follows:

(a)
With respect to any matter not contemplated by Sections 3.22 and 3.23 (which are Seller’s exclusive obligations with respect to the subject matter thereof), at any time and from time to time following the Closing, as and when reasonably requested by any Party to this Agreement and at such requesting Party’s expense (subject to Section 3.21), each Party to this Agreement shall as promptly as reasonably practicable execute and deliver, or caused to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary or desirable to confirm, effectuate or otherwise evidence the Contemplated Transactions.

(b)
Following the Closing, Buyer shall take, or cause to be taken all such actions as are reasonably necessary or desirable to cause the irrevocable release of the relevant members of the Seller Group of the Company Supported Arrangements set forth in Schedule 4.5(c), items 7 (Pluspetrol), 11 (Wild Life Heritage), 19 (Albuquerque), 22 (Greenwood Village) and 27 (New York).

(t)    Section 7.1 is amended by
(i)    adding the following:

“Base Status Report” is defined in Section 3.14(d).
“Baton Rouge Lease” means the Restated Office Lease between XI United Limited Liability Company and The Shaw Group Inc., dated February 4, 2002, as may be amended, for the property located at 4171 Essen Lane, Baton Rouge, Louisiana.
“Bid Bonds” means those Company Surviving Supported Arrangements listed on Schedule D.
“Continuing Intercompany Arrangements” means those Contracts set forth on Schedule 3.19.
“New York Lease” means the Lease, dated as of May 1, 2015, between CB&I Inc. and 1251 Americas Associates II, L.P., as may be amended, for the property located as 1251 Avenue of the Americas, New York, New York.
“Status Report” means a report providing, as of the date of such report, (a) the backlog of the Company Surviving Supported Arrangements supporting Covered Contracts and (b) the cost to completion of the Covered Surety Projects, in each case determined in good faith on a consistent basis and prepared and calculated utilizing the ordinary course forecasting policies and procedures of the Business.
“Subsidiary” means (a) those entities listed in Schedule 4.4(b); and (b) to the extent not so listed, with respect to the Capital Services Companies, as of any date of determination, any other person as to which any such Capital Services Company owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests, or the sole general partner interest or managing member or similar interest, of such person, except in all cases for any such entities that are Excluded Assets.
“Supported Contract” is defined in Section 3.16(a).
“Unreleased Obligations” means those Supported Contracts that are not released pursuant to Section 3.16(a).

(ii)	replacing the reference to Schedule 3.7(a) in the definition of “Specified Names” with a reference to Schedule 3.7(b);

(iii)	replacing the reference to Schedule 3.7(f) in the definition of “Transferred Software” with a reference to Section 3.7(f);

(iv)	amending and restating the following definitions in their entirety:

“Affiliate Support Arrangements” means those guaranties, pledges, security agreements and other agreements set forth on Schedule 4.12(a) that correspond to or are disclosed for purposes of Section 4.12(a)(i), pursuant to which a Company or Subsidiary is a guarantor of, or the assets of a Company or Subsidiary that are used in connection the Business are bound by, Indebtedness of any member of the Seller Group.
“Buyer Credit Support” means:
(a)    Irrevocable letters of credit in the face amount of $10.0 million in form and substance, and issued by a financial institution, with a branch in the United States, with a minimum rating of “A-” by Standard & Poor’s Financial Services LLC or “A3” by Moody’s Investors Service, or as otherwise acceptable to Seller, which letters of credit shall remain in place until the Company Surviving Supported Arrangements are fully extinguished.
(b)    Irrevocable indemnity bonds in the face amount of (i) 25% of the remaining backlog of the Company Surviving Supported Arrangements, other than the Bid Bonds, supporting Covered Contracts as of the Closing Date (based at Closing on the Base Status Report but subject to adjustment pursuant to Section 3.14(d)), which such indemnity bonds shall remain in place until Seller’s Unreleased Obligations are fully extinguished, but shall reduce pro rata each quarter within 30 days of the end of each calendar quarter, based upon Buyer’s certified representation of remaining backlog associated with the Covered Contracts (based on the then latest monthly Status Report), plus (ii) 100% of the face value of the Bid Bonds as of the Closing Date, which such indemnity bonds shall remain in place until Seller’s Unreleased Obligations are fully extinguished, in each case issued by a U.S.-based surety company, with a minimum rating of “A-” by Standard & Poor’s Financial Services LLC or “A3” by Moody’s Investors Service, or as otherwise acceptable to Seller.
(c)    Irrevocable indemnity bonds in the face amount of 25% of the remaining cost to completion of the Covered Surety Projects as of the Closing Date (based at Closing on the Base Status Report but subject to adjustment pursuant to Section 3.14(d)), by a U.S.-based surety company, with a minimum rating of “A-” by Standard & Poor’s Financial Services LLC or “A3” by Moody’s Investors Service, or as otherwise acceptable to Seller, which such indemnity bonds shall remain in place until Seller’s Unreleased Obligations are fully extinguished, but shall reduce pro rata each calendar quarter within 30 days of the end of each calendar quarter, based upon Aon plc’s confirmation of closed surety bond activity within the preceding calendar quarter.
(d)    Clauses (b) and (c) are subject to clause (ii) at Schedule 2.4(b)(viii).
“Company Surviving Supported Arrangements” means (i) those guaranties set forth in Schedule 4.5(c) as items 1 through 5 and (ii) the surety bonds set forth on Schedule 4.5(c).
“Specified Names” means CBI, CB&I, Chicago Bridge & Iron, Horton, Shaw, Stone & Webster and The Shaw Group, and derivations of each of the foregoing, including those names set forth on Schedule 3.7(b) (excluding, for the avoidance of doubt, the Trademarks set forth on Schedule 4.17(a)).
“Target Working Capital Amount” is equal to $288,007,859, reflecting (i) $288,100,000, as shown in Exhibit M, less (ii) $92,141, representing the Working Capital Amount attributable to CBI (Thailand) Limited.
(u)    The Sections numbered 3.1, 3.2 and 3.3 immediately following Section 3.31 are amended by renumbering them Sections 3.32, 3.33 and 3.34, respectively.
(v)    Section 3.32 (as renumbered pursuant to this Side Letter) is amended and restated in entirety as follows:
3.32     Revised Intercompany Agreements. Seller shall (i) prepare a form of agreement in respect of each Continuing Intercompany Arrangement listed in Part A of Schedule 3.19, which shall set forth substantially the same terms upon which such Continuing Intercompany Arrangement has been performed prior to the date hereof but shall include any applicable terms of the Master Amendment Agreement, and (ii) cause each Continuing Intercompany Arrangement listed in Part B of Schedule 3.19 to be amended by the Master Amendment Agreement or to otherwise include the applicable terms thereof. For the avoidance of doubt, no Continuing Intercompany Arrangement listed on Part C of Schedule 3.19 shall be amended by the Master Amendment Agreement or otherwise have the terms of such Master Amendment Agreement included therein.
(w)    Section 3.33 (as renumbered pursuant to this Side Letter) is amended by adding the following:
Seller shall, within 3 Business Days after the Closing Date, issue Orders (as defined in the Master Equipment Lease) for equipment utilized by the Seller Group as of the Closing Date.

(x)    Section 3.34 (as renumbered pursuant to this Side Letter) is amended and restated in entirety as follows:
3.34.    Lease Covenant.
(a)     Promptly after Closing, the Seller Group shall assign the Baton Rouge Lease to CB&I Government Services, LLC.
(b)    Buyer and Seller Group shall use commercially reasonable efforts to promptly obtain a release of the Seller Group of all obligations under the Baton Rouge Lease and the New York Lease; provided that in no event shall (i) any parent or affiliate of Buyer be required to assume any liability as party of such efforts or (ii) Buyer or any subsidiary, including CB&I Government Solutions, LLC be required to extend or modify the Baton Rouge Lease
(c)    In the event the release required by Section 3.34(a) with respect to the Baton Rouge Lease is not obtained within 180 days after the Closing Date, Buyer shall within five (5) days thereafter deliver to Seller an irrevocable indemnity bond in the face amount of 25% of the remaining lease payments under the Baton Rouge Lease (calculated as of the 180th day after the Closing Date), which such indemnity bond shall remain in place until the Seller Group shall have been released of all obligations under the Baton Rouge Lease, but shall reduce quarterly within 30 days of the end of each calendar quarter, based upon the remaining lease payments under the Baton Rouge Lease. Any such indemnity bond shall be issued by a U.S.-based surety company, with a minimum rating of “A-” by Standard & Poor’s Financial Services LLC or “A3” by Moody’s Investors Service, or as otherwise acceptable to Seller. For purposes of the determination of the remaining lease payments, Buyer shall deliver to Seller, not later than 30 days prior to the end of each fiscal year, a certified representation of its good faith determination of the lease payments under the Baton Rouge Lease remaining after the then-calendar year. Seller shall notify Buyer in writing within thirty (30) days after receipt of such certified representation of any disagreement or reasonable objections Seller may have with the remaining lease payments, in which case Buyer and Seller shall use their good faith efforts to reach agreement thereon. In the event Buyer and Seller fail to so agree within thirty (30) days after Seller's notice of disagreement has been delivered, then Buyer and Seller shall engage a nationally recognized firm of independent accountants to resolve the dispute within sixty (60) days of the engagement using the procedures set forth in Section 1.5(d).
(d)    Within five (5) Business Days after the Closing Date, Buyer shall cause to be delivered to Seller a letter of credit in the face amount of $701,048, which such letter of credit shall remain in effect until the earlier of (i) one year from the Closing Date and (ii) the date on which the Seller Group shall have been released of all obligations under the New York Lease.
(y)    Section 4.10 is amended by adding the following prior to clause (a), such that it applies to all representations and warranties given in Section 4.10:
Excluding the Excluded Assets:
(z)    Schedule 3.9 - Employee and Benefit Plan Matters is renumbered Schedule 3.9(b).
(aa)    Schedule 3.16(a), in the form attached as Exhibit B hereto, is added to the Agreement.
(bb)    Schedule 3.16(b), in the form attached as Exhibit C hereto, is added to the Agreement.
(cc)    Schedule 3.16(j), in the form attached as Exhibit D hereto, is added to the Agreement.
(dd)    Schedule 3.19 is amended and restated in its entirety as attached as Exhibit E hereto.
(ee)    Schedule D, in the form attached as Exhibit F hereto, is added to the Agreement.
(ff)    Exhibit C is amended and restated in its entirety as attached as Exhibit G hereto.
(gg)    Exhibit K is amended and restated in its entirety as attached as Exhibit H hereto.
(hh)    Exhibit L is amended and restated in its entirety as attached as Exhibit I hereto.
(ii)    The following Schedules are amended and restated as attached as Exhibit J hereto:

Schedule 2.2(g)	Schedule 3.19
Schedule 3.7(b)	Schedule 3.20
Schedule 3.9	Schedule 3.24
Schedule 3.9(l)	Schedule 3.31
Schedule 3.15	Schedule 6.2(d)

2.    Acknowledgement. Seller has delivered schedule updates to Buyer under Section 3.5. The parties acknowledge and agree that the acceptance by Buyer of the delivery by Seller of these schedules shall not be deemed to be an acceptance or an agreement by Buyer of the updated disclosure set forth in these schedule updates, and these schedules shall remain subject to the terms of Section 3.5, provided, notwithstanding anything herein or in the Agreement to the contrary, the foregoing shall not apply to those updated disclosures set forth in Schedule 4.6 (item 1), Schedule 4.16(e) (item 2) and Schedule 4.20 (item 6).
3.    Integration with the Agreement. This Side Letter shall be considered as an amendment to the Agreement and shall form a part thereof, and the provisions of the Agreement as hereby amended are hereby ratified and confirmed in all respects. The Agreement, as amended by this Side Letter, shall remain in full force and effect. Section 8.3 of the Agreement shall apply mutatis mutandis to this Side Letter as if references to the Agreement were references to this Side Letter.
4.    No Waiver. Neither the provisions of this Side Letter, nor any communications or actions of or between the parties prior to the execution hereof, other than any waivers granted in compliance with the Agreement, is or shall be construed as a waiver by any party of compliance by any other party with any term or condition contained in the Agreement.  The parties reserve all rights, privileges and remedies under the Agreement prior to the execution hereof.
5.    Counterparts. This Side Letter may be executed in any number of counterparts, each of which when executed shall be deemed to be an original copy of this Side Letter and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Side Letter and of signature pages by facsimile transmission or by email shall constitute effective execution and delivery of this Side Letter as to the parties and may be used in lieu of the original Side Letter for all purposes. Signatures of the parties transmitted by facsimile or by email shall be deemed to be their original signatures for all purposes.
[SIGNATURE PAGES TO FOLLOW]

If the foregoing accurately sets forth your understanding of our agreement with respect to the subject matter of this Side Letter, please so indicate by signing a copy of this Side Letter where indicated below and returning it to me.

Very truly yours,

CHICAGO BRIDGE & IRON COMPANY, N.V.

By: /s/ Kirsten B. David
Name: Kirsten B. David
Title:     Director

THE SHAW GROUP INC.

By: /s/ Luciano Reyes
Name: Luciano Reyes
Title:     Director

CBI PERUANA SAC

By: /s/ James E. Bishop
Name: James E. Bishop
Title: VP Operations

HORTON CBI LIMITED

By: /s/ Greg Guse
Name: Greg Guse
Title:    President

AGREED TO AND ACCEPTED:

CSVC ACQUISITION CORP.

By: /s/ M. Shane Tiemann
Name: M. Shane Tiemann
Title:     Secretary

[Side Letter]

EXHIBIT A
SCHEDULES AND EXHIBITS

Schedule A	Capital Services Companies
Schedule B	Excluded Assets
Schedule C	Project Specific Insurance Policies
Schedule D	Bid Bonds
Schedule 2.2(f)	Seller Legal Approvals
Schedule 2.2(g)	Seller Consents
Schedule 2.2(l)	Permit Transfers
Schedule 2.3(e)	Buyer Legal Approvals
Schedule 2.3(g)	Buyer Consents
Schedule 2.4(a)(xi)	Seller Certificate
Schedule 3.1(b)	Conduct of Business
Schedule 3.1(b)(vii)	Retention Bonuses
Schedule 3.7(b)	Specified Names
Schedule 3.9	Recipients of Executive Compensation
Schedule 3.9(b)	Employment and Benefit Plan Matters
Schedule 3.9(j)	Withdrawal Liability
Schedule 3.9(l)	Union Pension Contributions
Schedule 3.15	Transition Costs
Schedule 3.16(a)	Specified Surety Bond
Schedule 3.16(b)	Specified Letters of Credit
Schedule 3.16(j)	Assumed License Bonds
Schedule 3.19	Continuing Intercompany Arrangements
Schedule 3.20	Third Party Contracts
Schedule 3.24	Environmental Permits
Schedule 3.31	Master Leases
Schedule 4.3(a)	No Violation of Laws or Agreements
Schedule 4.3(b)	Seller Legal Approvals and Consents
Schedule 4.4(b)	Subsidiaries
Schedule 4.4(c)	PC/JV Entities
Schedule 4.4(e) Schedule 4.4(f)	Authorization and Ownership of Subsidiaries Licensee Owned Entities
Schedule 4.4(g)	Authorization and Ownership of Licensee Owned Entities
Schedule 4.5(b)	Undisclosed Liabilities
Schedule 4.5(c)	No Liabilities
Schedule 4.6	No Changes
Schedule 4.7	Taxes
Schedule 4.8(a)	Inventory
Schedule 4.8(b)	Equipment

Schedule 4.9(a)	Receivables
Schedule 4.9(b) Schedule 4.10(c)	Payables Reserved Assets
Schedule 4.11(a)	Legal Proceedings
Schedule 4.11(b)	Orders
Schedule 4.12(a)	Material Contracts
Schedule 4.12(d)	Exceptions to Assignment of Material Contracts
Schedule 4.13	Permits
Schedule 4.14(c)(iii)	International Trade Authorizations
Schedule 4.15(a)(i)	Owned Real Properties
Schedule 4.15(a)(ii)	Leased Properties
Schedule 4.15(a)(iii)	Exceptions and Other Leased Properties
Schedule 4.15(b)	Consents, Rights and Options re. Leased Properties
Schedule 4.15(c)	Use and Operation of Properties
Schedule 4.15(d) Schedule 4.16(b)	Improvements WARN Act
Schedule 4.16(c)	Labor Relations
Schedule 4.16(e)	Employment Agreement Compliance
Schedule 4.17(a) Schedule 4.17(d) Schedule 4.17(f)	Intellectual Property Rights Computer Systems Compliance with Intellectual Property Laws
Schedule 4.18(a)(i)	Company Plans
Schedule 4.18(a)(ii)	Company Sponsored Plans
Schedule 4.18(a)(iii) Schedule 4.18(a)(iv)	Company Plans – Multiemployer Pension Plans Pension Plans
Schedule 4.18(b)	Reportable Events or Prohibited Transactions
Schedule 4.18(c)	Suits or Actions
Schedule 4.18(d)	Material Compliance
Schedule 4.18(e)	Post-Termination Benefits
Schedule 4.18(f) Schedule 4.18(i)	Company Qualified Plans Tax Obligations
Schedule 4.18(j)	Employee Benefits Triggered
Schedule 4.18(m)	Closing Liability Exceptions - Multiemployer Plans
Schedule 4.19	Environmental Matters
Schedule 4.20	Customers and Suppliers
Schedule 4.21(a)	Certain Government Contracts
Schedule 4.21(c)	Irregularities, Misstatements or Omissions
Schedule 4.21(f)	Outstanding REAs and Claims
Schedule 4.22(a)	Overhead Services
Schedule 4.22(b)(i)	Shared Assets
Schedule 4.22(b)(ii)	Post-Adjustment Shared Assets
Schedule 4.23	Transactions with Affiliates
Schedule 4.27(a)	Insurance Policies
Schedule 4.27(b)	Insurance Policies – Change of Control Provisions

Schedule 4.27(d)	Insurance Policies – Litigation
Schedule 5.3(a)	Buyer Contract/Permit Approvals and Consents
Schedule 5.3(b)	Buyer Legal Approvals and Consents
Schedule 6.2(d)	Retained Liabilities

Exhibit A	Form of Transition Services Agreement
Exhibit B-1	Balance Sheet
Exhibit B-2	Unaudited Income Statements
Exhibit C	Adjustment Plan
Exhibit D	Form of Return Software License
Exhibit E	Form of License Agreement
Exhibit F	Limited Guarantee
Exhibit G	Form of Master Amendment Agreement
Exhibit H	Form of Strategic Alliance Agreement
Exhibit I	Working Capital and Methodology
Exhibit J	[Reserved]
Exhibit K	Covered Contracts
Exhibit L	Covered Surety Projects
Exhibit M	Target Working Capital Calculation